UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VAUGHAN FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Vaughan Foods, Inc. (the “Vaughan Common Stock”)

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☒	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

216 NE 12th Street

Moore, OK 73160

PROXY SUPPLEMENT

TO

PROXY STATEMENT, DATED AUGUST 10, 2011

This Proxy Supplement updates the information contained in the Proxy Statement, dated August 10, 2011 (the “Proxy Statement”), concerning a Special Meeting of the stockholders of Vaughan Foods, Inc. to be held on September 15, 2011 at 10:00 a.m. Central Time, at which the Vaughan stockholders will be asked to consider and vote on a proposal to approve, adopt and ratify the Merger Agreement. Except as otherwise set forth in this Proxy Supplement, capitalized terms used herein shall have the meanings ascribed to such terms in the Proxy Statement.

In connection with the Merger, a lawsuit, captioned Kevin Wolters v. Herbert Grimes et al, filed in the District Court of Cleveland County, State of Oklahoma, has been brought by an alleged Vaughan stockholder against us, each of our directors individually, Reser’s and Merger Sub. We were served with the Petition on August 16, 2011. The Petition asserts that the members of our board of directors breached their fiduciary duties in entering into the Merger Agreement and that there are inadequate or misleading disclosures in the Proxy Statement. The plaintiff seeks to have the lawsuit certified as a class action, be declared the class representative, have the transaction preliminarily and permanently enjoined or, in the event the Merger is consummated prior to entry of final judgment, rescinded or rescissory damages awarded, have the defendants account for all damages caused, and profits and special benefits obtained, by them as a result of the alleged breach of their fiduciary duties and costs.

We believe that the lawsuit is without merit and intend to defend it vigorously.

August 17, 2011